Exhibit 99.1

Gulfport Energy Corporation Reports Fourth Quarter and Year-End 2011 Results

OKLAHOMA CITY (February 23, 2012) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operational results for the quarter and year ended December 31, 2011 and provided an update on its 2012 activities.

For the quarter ended December 31, 2011, Gulfport reported net income of $31.0 million on oil and gas revenues of $68.9 million, or $0.59 per diluted share. For the fourth quarter of 2011, EBITDA (as defined below) was $53.0 million and cash flow from operating activities before changes in working capital was $53.8 million.

For the year ended December 31, 2011, Gulfport reported net income of $108.4 million on oil and gas revenues of $229.0 million, or $2.20 per diluted share. For 2011, EBITDA (as defined below) was $172.7 million and cash flow from operating activities before changes in working capital was $173.6 million.

Financial Highlights

•	Produced full-year oil and gas sales volumes of 2.33 million barrels of oil equivalent (“BOE”) during 2011, an 18% increase over 2010

•

Increased average daily sales volumes to 7,193 barrels of oil equivalent per day (“BOEPD”) in the fourth quarter of 2011, a 12% sequential increase over the third quarter of 2011 and a 23% year-over-year increase from the fourth quarter of 2010

•	Generated $53.0 million of EBITDA in the fourth quarter of 2011, a 20% sequential increase over the third quarter of 2011 and a 96% year-over-year increase from the fourth quarter of 2010

•	Recorded net income of $31.0 million for the fourth quarter of 2011, a 7% sequential improvement over the third quarter of 2011 and a 116% year-over-year increase from the fourth quarter of 2010

•

Reduced unit lease operating expense for the fourth quarter of 2011 to $8.76 per BOE, a 10% sequential decrease from the third quarter of 2011 and a 13% year-over-year decrease from the fourth quarter of 2010

Production

For the fourth quarter of 2011, net production was 617,932 barrels of oil, 186,296 thousand cubic feet (“MCF”) of natural gas and 535,354 gallons of natural gas liquids (“NGL”), or 661,728 BOE. Net production for the fourth quarter of 2011 by region was 362,996 BOE at West Cote Blanche Bay, 194,209 BOE at Hackberry, 93,760 BOE in the Permian Basin and an aggregate of 10,763 BOE in the Bakken, Niobrara and other areas. For 2011, Gulfport recorded net production of 2,128,077 barrels of oil, 878,148 MCF of natural gas and 2,468,466 gallons of NGL, or 2,333,208 BOE.

Realized price for the fourth quarter of 2011 including transportation costs was $109.18 per barrel of oil, $3.67 per MCF of natural gas and $1.39 per gallon of NGL, for a total equivalent of $104.11 per BOE. Realized price for the full-year 2011 including transportation costs was $104.33 per barrel of oil, $4.37 per MCF of natural gas and $1.25 per gallon of NGL, for a total equivalent of $98.13 per BOE.

Gulfport Energy Corporation

Production Schedule

(Unaudited)

	4Q2011	4Q2010	2011	2010
Production Volumes:
Oil (MBbls)	617.9	491.1	2,128.1	1,777.1
Natural Gas (MMcf)	186.3	164.2	878.1	788.2
NGL (MGal)	535.4	767.6	2,468.5	2,820.7
Oil equivalents (MBOE)	661.7	536.7	2,333.2	1,975.6

Average Realized Price:
Oil (per Bbl)	$109.18	$74.32	$104.33	$68.29
Natural Gas (per Mcf)	$3.67	$3.99	$4.37	$4.40
NGL (per Gal)	$1.39	$1.07	$1.25	$1.00
Oil equivalents (BOE)	$104.11	$70.75	$98.13	$64.61

Year-End 2011 Reserves

Gulfport reported year-end 2011 total proved reserves of 19.37 million BOE, consisting of 16.75 million barrels of oil and 15.73 billion cubic feet of natural gas. In addition, Gulfport’s third party engineers estimated Gulfport’s year-end 2011 probable reserves to be 19.59 million barrels of oil and 13.95 billion cubic feet of natural gas, or 21.92 million BOE. At year-end 2011, 43.9% of Gulfport’s proved reserves were classified as proved developed reserves.

GULFPORT ENERGY CORPORATION

DECEMBER 31, 2011 NET RESERVES

(Unaudited)

	Oil MMBBL	Natural Gas BCF	Oil Equivalent MMBOE
Proved Developed Producing	4.70	4.19	5.39
Proved Developed Non-Producing	2.79	1.96	3.12
Proved Undeveloped	9.26	9.58	10.86

Total Proved Reserves	16.75	15.73	19.37

Probable Reserves	19.59	13.95	21.92

Total Proved and Probable Reserves	36.34	29.68	41.29

In accordance with SEC guidelines (“SEC Case”), at year-end 2011, reserve calculations were based on the average first day of the month price for the prior 12 months. The prices utilized for Gulfport’s year-end 2011 reserve report were $96.19 per barrel of crude oil and $4.12 per MMBTU of natural gas, in each case as adjusted by lease for transportation fees and regional price differentials. Utilizing these prices, the present value of Gulfport’s total proved reserves discounted at 10% (referred to as “PV-10”) was $490 million at December 31, 2011, which represents a 25% increase from year-end 2010. The PV-10 value of our total proved and probable reserves was $914 million at December 31, 2011. In addition to the SEC Case, Gulfport has also prepared estimates of its year-end PV-10 values using two alternate commodity price assumptions. The following table summarizes Gulfport’s PV-10 values as of December 31, 2011 under each of the three cases.

GULFPORT ENERGY CORPORATION

DECEMBER 31, 2011 PV-10 Sensitivities

(Unaudited)

	SEC Case ($MM)	Flat Price Case¹ ($MM)	NYMEX Case² ($MM)
Proved Developed Producing	$205	$215	$213
Proved Developed Non-Producing	$133	$145	$142
Proved Undeveloped	$152	$159	$152

Total Proved Reserves	$490	$519	$507

Probable Reserves	$424	$455	$410

Total Proved and Probable Reserves	$914	$974	$917

¹	The Flat Price Case was based on the posted spot prices as of December 30, 2011 for both oil and natural gas. For oil and natual gas liquids, the West Texas Intermediate posted price of $98.83 per barrel was adjusted by lease for quality, transportation fees and regional price differentials. For natural gas, the Henry Hub spot price of $2.89 per MMBTU was adjusted by lease for energy content, transportation fees, and regional price differentials. Such prices were held constant throughout the estimated lives of the reserves.
²	The NYMEX Case was based on the forward closing prices on the New York Mercantile Exchange for oil and natural gas as of February 15, 2011. For oil and natural gas liquids, the price was based on a crude oil price which decreased from $104.13 per barrel to $88.66 per barrel during the life of the reserves and was adjusted by lease for quality, transportation fees and regional price differentials. For natural gas, the price was based on a natural gas price which increased from $2.43 per MMBTU to $6.96 per MMBTU over the life of the properties and was adjusted by lease for energy content, transportation fees and regional price differentials.

Grizzly Oil Sands Reserves and Resource

Effective December 31, 2011, third party engineers GLJ Petroleum Consultants Ltd. (“GLJ”) provided an assessment report to Grizzly Oil Sands ULC (“Grizzly”), a company in which Gulfport holds an approximate 25% equity interest, estimating that Grizzly has 67 million barrels of Proved reserves, 47 million barrels of Probable reserves, 2.262 billion barrels of Best Estimate (P50) Contingent Resource.

The following table summarizes GLJ’s determination of Grizzly’s reserves and resources effective December 31, 2011.

Reserves and Resources	Grizzly Interest Recoverable (Millions of Barrels)
Proved Reserves	67
Probable Reserves	47

Proved + Probable (2P) Reserves	114

Best Estimate (P50) Contingent Resource	2,262

The GLJ reserve and resource assessment report was prepared in accordance with National Instrument 51-101 using the assumptions and methodology outlined in the Canadian Oil and Gas Evaluation Handbook. For important qualifications and limitations relating to these oil sands reserves and resources, please see “Oil Sands Reserves & Resources Notes” below.

Operational Update

Utica Shale

Gulfport has spud its first horizontal well in the Utica Shale of Eastern Ohio. Gulfport has contracted the drilling rig for the remainder of 2012 and has filed five drilling permits with the Ohio Department of Natural Resources. Gulfport currently anticipates adding a second drilling rig in April 2012. Gulfport has approximately 125,000 gross (62,500 net) acres under lease in the Utica Shale.

Canadian Oil Sands

In the Canadian Oil Sands, Grizzly’s Algar Lake SAGD Project has received regulatory approval and Grizzly continues to be on budget and on track for commissioning in the fourth quarter of 2012 with first production by mid-year 2013. In addition, Grizzly is currently conducting an active winter exploration program. Grizzly has drilled a total of 22 core holes at Thickwood during the current winter drilling season and is currently in the process of conducting a seismic survey over the acreage. Following the 2011/2012 winter exploration program, Grizzly’s Thickwood Hills property will have been explored to a sufficient level so as to support the filing of a SAGD project regulatory application.

As previously announced, Grizzly recently entered into an agreement with Petrobank Energy and Resources Ltd. (“Petrobank”) to purchase its May River property for Cdn$225 million, subject to customary closing adjustments. The May River property includes 46,720 acres (18,250 hectares) of 100% working interest oil sands leases in the Athabasca oil sands area and 90.6 million barrels of Proved + Probable (2P) reserves and 624.1 million barrels of Best Estimate (P50) Contingent Resource based upon steam assisted gravity drainage (“SAGD”) development. Grizzly intends to develop the May River property using SAGD recovery technology and its Advanced, Relocatable, Modular, Standardized(“ARMS”) development model.

Permian Basin

In the Permian Basin, 39 gross (17 net) wells were drilled on Gulfport’s acreage during 2011. Two drilling rigs are currently active on Gulfport’s acreage in the Permian and Gulfport anticipates the first horizontal well on its acreage will be spud in March 2012.

Hackberry

At Hackberry, Gulfport drilled 22 wells, completing 17 wells as productive during 2011 with three wells waiting on completion at year-end 2011. In addition, Gulfport performed 24 recompletions at the field. At present, Gulfport has two rigs active at Hackberry drilling ahead on the third and fourth wells of 2012 at the field.

West Cote Blanche Bay (“WCBB”)

At WCBB, Gulfport drilled 21 wells, completing 19 wells as productive during 2011 with one well waiting on completion at year-end 2011. In addition, Gulfport performed 68 recompletions at the field. At present, Gulfport has two rigs active at WCBB drilling ahead on the fourth and fifth wells of 2012 at the field.

Niobrara

In the Niobrara, Gulfport drilled three gross (1.5 net) vertical wells during 2011, all of which have tested commercial rates of oil as un-stimulated, natural open-hole completions. Gulfport is currently in the process of inserting slotted liners into each of the three wells. Gulfport has completed a 60 square mile 3-D seismic survey over its Craig Dome prospect and has received a processed version of the 3-D seismic. Gulfport is in the process of selecting drilling locations based upon the results of the 3-D seismic survey and plans to begin drilling in May 2012.

Thailand

Tatex Thailand III, LLC, a company in which Gulfport owns a 17.9% interest, recently conducted the flow test on the TEW-E well. During testing, the TEW-E well produced rates as high as 16 million cubic feet (“MMCF”) per day of natural gas for short intervals, but would then fall to a sustained rate of 2 MMCF per day. Flow test results combined with pressure buildup information have confirmed that the TEW-E well lacks sufficient permeability to deliver commercial quantities of gas.

Presentation

An updated presentation has been posted to the Company’s website. The presentation can be found at www.gulfportenergy.com under the “Webcasts & Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

2012 Guidance

Gulfport estimates 2012 production to be in the range of 3.0 million to 3.2 million BOE. Capital expenditures for drilling activities and infrastructure projects during 2012 are estimated to be in the range of $215 million to $225 million. For 2012, Gulfport projects lease operating expense to be in the range of $8.00 to $9.50 per BOE, general and administrative expense to be between $2.50 to $3.50 per BOE, production taxes to be between $8.00 to $9.50 per BOE and depreciation, depletion and amortization expense to be in the range of $32.00 to $34.00 per BOE.

GULFPORT ENERGY CORPORATION

2012 GUIDANCE

Year Ending 12/31/2012
Forecasted Production
Oil Equivalent - BOE	3,000,000 - 3,200,000
Average Daily Oil Equivalent Midpoint - BOEPD	8,197 - 8,743
Projected Year-Over-Year Production Increase¹	29% - 37%
Projected Cash Operating Costs per BOE
Lease Operating Expense - $/BOE	$8.00 - $9.50
Production Taxes - $/BOE	$8.00 - $9.50
General and Administrative - $/BOE	$2.50 - $3.50

Total Project Cash Operating Costs - $/BOE	$18.50 - $22.50
Depreciation, Depletion and Amortization per BOE	$32.00 - $34.00
Budgeted Capital Expenditures - In Millions:²
West Cote Blanche Bay	$42 - $45
Hackberry	$24 - $26
Permian	$23 - $25
Niobrara	$5 - $6
Grizzly	$40 - $43
Utica	$72 - $76
Thailand	$6

Total Budgeted Capital Expenditures	$215 - $225

¹	Based upon 2011 actual production of 2.33 million BOE and the 2012 forecasted production
²	Excludes amounts for acquisitions

Conference Call

Gulfport will host a conference call on February 23, 2012 at 12:00 p.m. Central Time to discuss its fourth quarter and full-year 2011 financial and operational results. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling toll-free at 877-291-1287 or 973-409-9250 for international callers. The passcode for the call is 44446131. A replay of the call will be available for two weeks at 855-859-2056 or 404-537-3406 for international callers. The replay passcode is 44446131. The webcast will be archived on the Company’s website and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and in the Permian Basin in West Texas. Gulfport has also acquired acreage positions in the Niobrara Formation of Western Colorado and the Utica Shale of Eastern Ohio. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC and has interests in entities that operate in Southeast Asia, including the Phu Horm gas field in Thailand.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense (benefit), accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash provided by operating activities before changes in operating assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Oil Sands Reserves and Resource Notes:

(1)	Proved reserves are defined in the Canadian Oil and Gas Evaluation Handbook (the “COGE Handbook”) as those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated Proved reserves.

(2)	Probable reserves are defined in the COGE Handbook as those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

(3)	Contingent Resources are defined in the COGE Handbook as those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies.

(4)	Prospective Resources are defined in the COGE Handbook as those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects.

(5)	Best Estimate as defined in the COGE Handbook is considered to be the best estimate of the quantity that will actually be recovered from the accumulation. If probabilistic methods are used, this term is a measure of central tendency of the uncertainty distribution (P50).

(6)	It should be noted that reserves, Contingent Resources and Prospective Resources involve different risks associated with achieving commerciality. There is no certainty that it will be commercially viable for Grizzly to produce any portion of the Contingent Resources. There is no certainty that any portion of Grizzly’s Prospective Resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the Prospective Resources. Grizzly’s Prospective Resource estimates discussed in this press release have been risked for the chance of discovery but not for the chance of development and hence are considered by Grizzly as partially risked estimates.

Investor & Media Contact:

Paul K. Heerwagen

Director, Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Oil and condensate sales	$67,466,000	$36,497,000	$222,025,000	$121,350,000
Gas sales	683,000	655,000	3,838,000	3,468,000
Natural gas liquids sales	744,000	823,000	3,090,000	2,818,000
Other income (expense)	53,000	49,000	301,000	285,000

	68,946,000	38,024,000	229,254,000	127,921,000

Costs and expenses:
Lease operating expenses	5,794,000	5,402,000	20,897,000	17,614,000
Production taxes	7,813,000	3,576,000	26,333,000	13,966,000
Depreciation, depletion, and amortization	21,714,000	11,995,000	62,320,000	38,907,000
General and administrative	1,865,000	1,625,000	8,074,000	6,063,000
Accretion expense	175,000	156,000	666,000	617,000

	37,361,000	22,754,000	118,290,000	77,167,000

INCOME (LOSS) FROM OPERATIONS:	31,585,000	15,270,000	110,964,000	50,754,000

OTHER (INCOME) EXPENSE:
Interest expense	237,000	607,000	1,400,000	2,761,000
Interest income	(47,000)	(143,000)	(186,000)	(387,000)
Loss from equity method investments	512,000	491,000	1,418,000	977,000

	702,000	955,000	2,632,000	3,351,000

INCOME BEFORE INCOME TAXES	30,883,000	14,315,000	108,332,000	47,403,000
INCOME TAX EXPENSE (BENEFIT):	(91,000)	—	(90,000)	40,000

NET INCOME	$30,974,000	$14,315,000	$108,422,000	$47,363,000

NET INCOME PER COMMON SHARE:
Basic	$0.59	$0.32	$2.22	$1.08

Diluted	$0.59	$0.32	$2.20	$1.07

Basic weighted average shares outstanding	52,331,045	44,607,180	48,754,840	43,863,190
Diluted weighted average shares outstanding	52,814,781	44,982,744	49,206,963	44,256,092

GULFPORT ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$93,897,000	$2,468,000
Accounts receivable - oil and gas	28,019,000	14,952,000
Accounts receivable - related parties	4,731,000	573,000
Prepaid expenses and other current assets	1,327,000	1,732,000
Short-term derivative instruments	1,601,000	—

Total current assets	129,575,000	19,725,000

Property and equipment:
Oil and natural gas properties, full-cost accounting, $138,623,000 and $16,778,000 excluded from amortization in 2011 and 2010, respectively	1,035,754,000	747,344,000
Other property and equipment	8,024,000	7,609,000
Accumulated depletion, depreciation, amortization and impairment	(575,142,000)	(512,822,000)

Property and equipment, net	468,636,000	242,131,000

Other assets:
Equity investments	86,824,000	33,021,000
Note receivable - related party	—	20,006,000
Other assets	5,123,000	4,182,000

Total other assets	91,947,000	57,209,000

Deferred tax asset	1,000,000	628,000

Total assets	$691,158,000	$319,693,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$43,872,000	$41,155,000
Asset retirement obligation - current	620,000	635,000
Short-term derivative instruments	—	4,720,000
Current maturities of long-term debt	141,000	2,417,000

Total current liabilities	44,633,000	48,927,000

Asset retirement obligation—long-term	12,033,000	10,210,000
Long-term debt, net of current maturities	2,142,000	49,500,000

Total liabilities	58,808,000	108,637,000

Commitments and contingencies (Notes 17 and 18)
Preferred stock, $.01 par value; 5,000,000 authorized, 30,000 authorized as redeemable 12% cumulative preferred stock, Series A; 0 issued and outstanding	—	—
Stockholders’ equity:
Common stock - $.01 par value, 100,000,000 authorized, 55,621,371 issued and outstanding in 2011 and 44,645,435 in 2010	556,000	446,000
Paid-in capital	604,584,000	296,253,000
Accumulated other comprehensive income (loss)	2,663,000	(1,768,000)
Retained earnings (accumulated deficit)	24,547,000	(83,875,000)

Total stockholders’ equity	632,350,000	211,056,000

Total liabilities and stockholders’ equity	$691,158,000	$319,693,000

Gulfport Energy Corporation

Reconciliation of EBITDA and Cash Flow

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net income	$30,974,000	$14,315,000	$108,422,000	$47,363,000
Interest expense	237,000	607,000	1,400,000	2,761,000
Income tax expense (benefit)	(91,000)	—	(90,000)	40,000
Accretion expense	175,000	156,000	666,000	617,000
Depreciation, depletion and amortization	21,714,000	11,995,000	62,320,000	38,907,000

EBITDA	$53,009,000	$27,073,000	$172,718,000	$89,688,000

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Cash provided by operating activities	$36,092,000	$27,601,000	$158,138,000	$85,835,000
Adjustments:
Changes in operating assets and liabilities	17,734,000	(682,000)	15,456,000	1,962,000

Operating Cash Flow	$53,826,000	$26,919,000	$173,594,000	$87,797,000